January 10, 2000

Mr. Louis A. Guzzetti, Jr.
90 Ferris Hill Road
New Canaan, CT 06840

Dear Lou:

This letter will memorialize the understanding between Lynch Corporation and Louis A. Guzzetti (respectively "Lynch" and "Executive"; collectively the "Parties") regarding the employment of Executive by Lynch as President and Chief Executive Officer.

Location

Executive will work out of Lynch's offices in Rye, New York, or, at the option of Lynch Corporation, in an office in southern Connecticut.

Responsibilities

Executive will have oversight responsibility of Lynch Corporation and its subsidiaries and activities which consist of M-tron Industries, Inc., Lynch Systems, Inc., and Spinnaker Industries, Inc. The Executive understands that the concept is to accelerate the growth of M-tron, including preparation for a possible initial public offering, monitor and assist Lynch Systems and help to harvest and monetize Lynch's investment in Spinnaker.

Compensation

Executive will receive salary of $250,000 per year, which will be paid bi-monthly. He will receive all other health, insurance and other employee benefits available to senior executives, but will not be eligible for any bonus, stock options or other incentive compensation.

Other Interests

IN LIEU OF STOCK OPTIONS AND CASH AND OTHER INCENTIVES, WHICH THE EXECUTIVE FOREGOES, THE PARTIES UNDERSTAND THAT THE EXECUTIVE WILL BE FREE TO PURSUE, ON HIS OWN BEHALF AND INDEPENDENT OF LYNCH, ACQUISITION OPPORTUNITIES ("INDEPENDENT ACQUISITIONS").

In the pursuit of Independent Acquisitions, it is understood that the Executive may enter into arrangements (including blind pools) that will entitle him (which he may allocate at his sole discretion) to receive a 20% "carried interest" similar to that received by private equity firms such as Hicks Muse, Thomas H. Lee, Kohlbert Kravis, etc. It is understood that Lynch may elect to help the Executive finance an Independent Acquisition or to invest in any such Independent Acquisition on a basis comparable to any other equity participant.

Staff

It is understood that Executive has identified a Vice President of Corporate Development who will join Lynch at a salary rate of $180,000 per year. Like the Executive, the person will receive all other health, insurance and other benefits available to senior executives, but will not be eligible for any bonuses, stock options or other incentive compensation. He will assist in the execution of the Responsibilities set forth above with respect to the existing businesses of Lynch and will assist Executive in the pursuit of Independent Acquisitions.

                                                   Very truly yours,



                                                   Mario J. Gabelli

Accepted:


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Louis A. Guzzetti, Jr.